Exhibit 10.2

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (the “Agreement”) is made and entered into between Jack Johnson (“Employee”) and Iteris, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company and Employee desire to the maximum extent allowed by law to conclude, resolve and settle certain claims that Employee has or may have under federal, state or local law, or under any alleged contractual provision, arising out of or related to his employment with the Company, or the termination of that relationship;

WHEREAS, Employee holds the following stock options to purchase an aggregate of 597,980 shares of the Company’s Common Stock (collectively, the “Options”), all of which will be fully vested as of the Termination Date (as defined below):

Grant Date	No. of Shares	Exercise Price Per Share
09/30/07	449,980	$0.54
09/01/98	12,000	$1.40
09/27/01	80,000	$1.19
05/01/02	56,000	$1.40
	597,980

WHEREAS, the parties hereto desire to enter into this Agreement and resolve all disputes among the parties hereto.

NOW THEREFORE, for and in consideration of the mutual covenants, conditions, promises and agreements hereinafter set forth, the Company and Employee agree as follows:

1.         The parties hereto agree that Employee’s employment with the Company will terminate as of March 31, 2007 (the “Termination Date”).

2.         Employee agrees he has not executed this Agreement without first having been given the opportunity to consider it for 21 calendar days, if he should so choose, and did not execute this Agreement without first being advised in writing to consult with an attorney at his expense.

3.         Provided that Employee signs this Agreement and delivers the signed original to Greg Miner, the Chairman of the Board of the Company, by 4:00 p.m. Pacific Time on March 22, 2007 and as long as Employee has not exercised his right of revocation as described in paragraph 19(g) below, the Company shall on the eighth day following receipt of this Agreement:

            (a)        Concede that Employee’s termination has not been for “Misconduct” as defined under the Company’s stock option plans, and Employee shall be deemed to remain in Service under the Options until the Termination Date.

            (b)        Make severance payments to Employee at the rate of Employee’s current salary for one year following the Termination Date, which shall be payable in accordance with the Company’s regular payroll practices.  The Company shall deduct from such payments all withholdings and other taxes that the Company, in its sole discretion, deems necessary or advisable; and

            (c)        Allow Employee to submit a letter of resignation for his personnel file, which resignation shall be in the form attached hereto as Exhibit A.

            (d)        Allow Employee to keep his Honda Pilot, which is the Company car that has been provided for Employee’s use  The Company agrees to take all reasonable steps to transfer title to such vehicle to Employee as soon as reasonably practicable following the Termination Date.

            (e)        Allow Employee to keep his cell phone and related telephone number (714-724-7108); provided however, that as of the Termination Date hereof, Employee agrees to take all such reasonable steps to transfer the cellular contract for such phone into Employee’s name, and Employee shall assume all responsibility for any charges related to this cell phone hereinafter incurred;

            (f)         Allow Employee to keep the Dell laptop computer that was provided to Employee by the Company; provided however, that the Company shall be entitled to remove all confidential or proprietary information of the Company from such computer before releasing such laptop to Employee;

            (g)        Provide continued coverage for Employee under the Company’s healthcare plans and group insurance policies (to the extent Employee is eligible) or if Employee elects COBRA benefits, the Company shall reimburse Employee’s COBRA payments for Employee’s health insurance benefits until March 31, 2008.

4.         Employee represents and warrants that the following represent all of his equity interest in the Company and that he holds no other shares of the Company’s capital stock and has no direct or indirect right to purchase or acquire any other equity interest in the Company:  (a) the Options; (b) a convertible debenture in the original principal amount of $100,000; (c) warrants to purchase 6,335 shares of the Company’s Common Stock; and (d) 378,393 shares of Common Stock (plus such additional shares of Common Stock which may have been purchased through the Company’s 401(k) plan).

5.         Until the Termination Date, Employee agrees to provide transition services from time to time as reasonably requested by the Company, provided however, that such services shall not exceed 160 hours in March 2007.

6.         Employee acknowledges and agrees that he shall be paid his final paycheck including all earned wages and accrued vacation on the Termination Date.  Except for (a) Employee’s vacation accrued through the Termination Date, (b) Employee’s right to a bonus for services rendered during the fiscal year ended March 31, 2007 to the extent earned under that certain Iteris Executive Compensation Plan, or (c) reimbursement for expenses incurred in the course of Employee’s employment through the Termination Date and documented in accordance with the Company’s policies, Employee agrees that the Company does not owe Employee any other wages, commissions, bonuses, expense reimbursements, severance or other payments.

7.         Employee understands and agrees the foregoing consideration set forth in paragraph 3 above shall constitute the entire consideration provided to him under this Agreement; the amount of this consideration exceeds the amount he otherwise would be entitled to as severance under his Change in Control Agreement dated May 20, 2003 (the “Change in Control Agreement”) under any other practice, program or policy of the Company.  Notwithstanding anything to the contrary in the Company’s bonus and option plans, related agreements and prior practices, Employee agrees that he shall not accrue or earn any further bonus or commission payments from the Company or any further accrual of vacation benefits after the Termination Date.  Employee further agrees that the Change in Control Agreement  shall be deemed cancelled and terminated, and neither party thereto shall have any further obligations thereunder.

8.         Employee understands that if the Options or any portion of the Options are exercised later than three (3) months from the Termination Date, the Options or such portion of the Options may not qualify for treatment as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code.

9.         In connection with Employee’s termination of employment or completion of severance payments, regardless of whether Employee accepts this Agreement, Employee may have rights to continued health insurance coverage pursuant to a federal statute called “COBRA” or a similar state agency.  Subject to paragraph 3 of this Agreement, COBRA coverage shall be at the Employee’s expense.  As part of the consideration for this Agreement, however, if Employee does not qualify for continued healthcare coverage under the Company’s plans, the Company will provide a monthly payment to Employee in an amount equal to the COBRA cost for Employee with continuation of coverage at the same level of participation and elections as Employee had as of February 28, 2007.  In order to receive this payment for continuation of coverage, Employee must be eligible for and elect to continue coverage under COBRA.  Employee is being provided with information about how to elect continued coverage under COBRA on or prior to the Termination Date.  If so elected by Employee, this COBRA coverage would be effective as of the date his active participation under the Company’s healthcare plans is terminated, which is expected to be on March 31, 2008.  Any COBRA benefits or otherwise after March 31, 2008 will be at Employee’s own expense.

10.       Employee pledges and agrees he will not seek any further compensation from the Company for any other claimed damages, costs or attorney’s fees in connection with the matters encompassed by the Agreement.  Employee also promises never to raise any claim of any kind for employment, reemployment or reinstatement.  Employee agrees the Company is entitled to reject without cause any such application by him.

11.       Employee represents and promises that he has returned or immediately will return all property of the Company to the Company, other than Employee’s

Company car, cell phone and Dell computer, which Employee shall be entitled to keep after the Company shall have removed all confidential information.

12.    Employee represents and warrants that he has not filed any complaints, claims, grievances or actions against the Company with any state, federal or local agency or court or any other tribunal, and that he will not do so at any time hereafter based on conduct or omissions occurring up to or on the date that Employee signs this Agreement.

13.    Each of the Employee and the Company agrees to keep the fact and terms of this Agreement confidential and will not hereafter disclose any information concerning this Agreement to anyone, except as required by law, regulation or the Nasdaq listing requirements, provided that such party may make such disclosures to his or its respective counsel, accountants, officers, directors, financial advisors and spouse, if any.  Notwithstanding the foregoing, nothing contained herein shall preclude the disclosure of any information contained herein as may be necessary for legitimate law enforcement purposes or if such disclosure is otherwise required by law, regulation or the Nasdaq rules.

14.    Employee agrees to continue to be bound by that certain Iteris Associate Agreement dated January 7, 2002 between the Company and Employee.  Notwithstanding the foregoing, Employee expressly agrees that he will not disclose to any third party any trade secret or other confidential information concerning the Company that was acquired or learned during the course of his employment with the Company.  By way of example and not limitation, such information includes technical data, customer lists, product information and specifications, customer preferences and identities, product roadmaps and service plans, designs, schedules, pricing, management organization or other organization charts, marketing plans, salary structures and data, computer code, research and development plans and manufacturing plans and strategies and all other trade secrets.

15.    Employee agrees that he will not disparage the Company or any past or present (as of the time any statement is made) officer, director or employee of the Company or otherwise make statements whether or not such statements are thought to be (or are) true, and whether or not such statements are made publicly, privately, subject to confidentiality obligations or otherwise, which could tend to harm or injure the personal or business reputation or business, of the Company or of any past or present officer, director or employee of the Company, and whether or not such statements are made to any present or former employee or director of the Company or to someone outside of the Company.  The Company agrees that it will not disparage Employee or otherwise make statements which could tend to harm or injure the personal or business reputation or business, of Employee, whether or not such statements are thought to be (or are) true, and whether or not such statements are made publicly, privately, subject to confidentiality obligations or otherwise.  Employee also agrees that he will not waive the attorney-client privilege or otherwise use, disclose or consent to the use or disclosure of any information relating to, or secured or developed in the course of, his employment with the Company, the use or disclosure of which could adversely affect the interests of the Company.

16.    Employee agrees that all rights under Civil Code section 1542 are hereby waived by him as to the matters encompassed by this Agreement.  Section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

17.    Employee agrees this Agreement is in full accord, satisfaction and discharge of disputed claims encompassed by this Agreement, and that this Agreement has been executed by Employee with the express intention of effectuating the legal consequences provided for in Civil Code section 1541, i.e., the extinguishment of certain obligations, known or unknown.  Employee has read section 1541 and it is fully understood by him.  It provides:

An obligation is extinguished by a release therefrom given to the debtor by the creditor, upon a new consideration, or in writing, with or without new consideration.

18.    Notwithstanding the provisions of Civil Code section 1542, Employee, on behalf of himself, his spouse, successors, heirs, and assigns, hereby forever and unconditionally relieves, releases, and discharges the Company and any of its parent corporations, subsidiaries (whether or not wholly-owned), brother-sister corporations, and all other affiliated or related corporations, including but not limited to all affiliates of the Company,  all benefit plans sponsored by the Company, and entities, and each of their respective present and former officers, directors, agents, employees, representatives, administrators, accountants, attorneys, investigators, insurers, investors, associates, successors, and assigns, in any and all capacities (including but not limited to the fiduciary, representative or individual capacity of any released person or entity), and any entity owned by or affiliated with any of the above, from any and all claims, debts, liabilities, demands, obligations, liens, grievances, promises, acts, agreements, costs and expenses (including but not limited to attorneys’ fees), damages, actions and causes of action, of whatever kind or nature, including but not limited to any statutory, civil, administrative, or common law claim, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed arising out of any act or omission occurring before Employee’s execution of this Agreement, including but not limited to any claims based on, arising out of, or related to Employee’s employment with, or the ending of Employee’s employment with, the Company, including but not limited to any claims arising from rights under federal, state, and local laws relating to the regulation of federal or state tax payments or accounting; federal, state or local laws that prohibit harassment or discrimination on the basis of race, national origin, religion, sex, gender, age, marital status, bankruptcy status, disability, perceived disability, ancestry, sexual orientation, family and medical leave, or any other form of harassment or discrimination or related cause of action (including but not limited failure to maintain an environment free from harassment and retaliation, inappropriate comments or touching and/or “off-duty” conduct of other Company employees); statutory or common law claims of any kind, including but not limited to, any alleged violation of Title VII of the Civil Rights Act of 1964, The Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, as amended; The Employee Retirement Income Security Act of 1971, as amended, the Age Discrimination In Employment Act, the Older Worker’s Benefit Protection Act, The Americans with Disability Act of 1990, as amended, the Workers Adjustment and Retraining Notification Act, as amended; the Occupational Safety and Health Act, as amended, the Sarbanes-Oxley Act of 2002, the California Family Rights Act (Cal. Govt. Code § 12945.2 et seq.), the California Fair Employment and Housing Act (Cal. Govt. Code § 12900 et. seq.), statutory provision regarding retaliation/discrimination for filing a workers’ compensation claim under Cal. Labor Code § 132a, California Unruh Civil Rights Act, California Sexual Orientation Bias Law (Cal. Lab. Code § 1101 et. seq.), California AIDS Testing and Confidentiality Law, California Confidentiality of Medical Information (Cal. Civ. Code § 56 et. seq.) contract, tort, and property rights, breach of contract, breach of implied-in-fact contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, invasion of privacy, unfair competition, misrepresentation, defamation, wrongful termination, tortious infliction of emotional distress (whether intentional or negligent), breach of fiduciary duty, violation of public policy, or any other common law claim of any kind whatsoever; any claims for severance pay, sick leave, family leave, liability pay, overtime pay, vacation, life insurance, health insurance, continuation of health benefits, disability or medical insurance (except as specifically provided for under this Agreement), or any other fringe benefit or compensation, including but not limited to stock options; any claim for damages or declaratory or injunctive relief of any kind.  Employee represents that he has no workers’ compensation claims that he intends to bring against the Company and has suffered no work related injury or illness.  Employee further covenants not to sue or institute administrative proceedings with respect to any claims released in this Agreement.  Notwithstanding the foregoing, this release does not include a release of (i) Employee’s rights for state mandated insurance for unemployment insurance and workers’ compensation insurance or (ii) the obligations of the Company to indemnify Employee pursuant to Labor Code Section 2802 or pursuant to that certain Indemnification Agreement dated April 25, 2005 between Employee and the Company (the “Indemnification Agreement”).  For the purposes of clarity, nothing contained herein shall terminate Employee’s rights under the Indemnification Agreement.

19.    It is expressly understood by Employee that among the civil claims being waived in this release are those arising under the federal Age Discrimination in Employment Act to the extent that the facts giving rise to such claims occurred prior to or on the date that Employee signs this Agreement Employee understands and agrees he:

(a)        Has had 21 calendar days to consider this Agreement before signing it, and, if he signs this Agreement before such 21 day period has elapsed, he does so voluntarily and with the advice of counsel (Employee understands and acknowledges that Dorsey & Whitney LLP is only representing the Company in connection with this Agreement and is not representing Employee);

(b)       Has carefully read and fully understands the provisions of this Agreement;

(c)        Is, through this Agreement, releasing the Company from certain claims he may have against the Company;

(d)       Knowingly and voluntarily agrees the terms set forth in the Agreement;

(e)        Knowingly and voluntarily intends to be legally bound by the Agreement;

(f)        Was advised and hereby is again advised to consider the terms of this Agreement and consult with his attorney prior to executing this Agreement;

(g)       Has a full seven (7) calendar days following his execution of this Agreement to revoke this Agreement by so notifying Chairman of the Board of the Company, in writing, within that period, and that he has been and hereby is advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired;

(h)       Was advised and is advised that his rights or claims under the Age Discrimination in Employment that may arise after the date this Agreement is executed are not waived; and

(i)         Understands and agrees that changes to this Agreement, whether or not material, shall not start the 21-day deliberation period nor seven-day revocation period anew.

20.    The Company on behalf of itself and its successors and assigns hereby forever and unconditionally relieves, releases and discharges Employee and his respective agents, assigns and heirs from any and all liabilities, claims, debts, liabilities, demands, obligations, liens, grievances, promises, acts, agreements, costs and expenses (including but not limited to attorneys fees, damages, actions and causes of action of whatever kind or nature, arising out of actions taken by Employee in the course and scope of his employment.  As of the date of this Agreement, the Company is not aware of any wrongful actions taken by the Employee .

21.    The parties represent and acknowledge that in executing this Agreement they do not rely and have not relied upon any representation or statement made by any of the parties or by any of the parties’ agents, attorneys or representatives with regard to the subject matter, basis or effect of this Agreement or otherwise, other than those stated in this written Agreement.

22.    This Agreement shall be binding upon the parties hereto and upon their heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of said parties and each of them and to their heirs, administrators, representatives, executors, successors and assigns.  Employee expressly warrants that he is the sole owner of and he has not transferred to any person or entity any rights, causes of action or claims released in this Agreement.

23.    Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be wholly or partially illegal, invalid, or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions shall not be affected thereby, and said illegal, unenforceable, or invalid part, term or provision shall be deemed not to be a part of this Agreement.

24.    This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof.

25.    Employee further understands that nothing contained in this Agreement, including, but not limited to, paragraph 18, will be interpreted to prevent him from filing a charge with a governmental agency or participating in or cooperating with an investigation conducted by a governmental agency.  However, Employee agrees that he is waiving the right to monetary damages or other individual legal or equitable relief awarded as a result of any such proceeding.

IN WITNESS WHEREOF, the parties hereto hereby execute this Agreement as of the dates set forth opposite their names.

DATED:	March 1, 2007	/S/ JACK JOHNSON
JACK JOHNSON

DATED:	March 1, 2007	ITERIS, INC.

		By:	/S/ GREGORY A. MINER
Gregory A. Miner,
Chairman of the Board

ACKNOWLEDGEMENT OF RECEIPT

The undersigned hereby acknowledges receipt of this Separation Agreement and Release of Claims.

Dated: March 1, 2007	/S/ JACK JOHNSON
JACK JOHNSON

EXHIBIT A

Resignation

I hereby resign as the President, Chief Executive Officer and as a member of the Board of Directors of Iteris, Inc., and from all other officer or director positions that I may now hold with Iteris, Inc. or any of its subsidiaries, effective March 1, 2007.

/S/ JACK JOHNSON
JACK JOHNSON